FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2010 FIRST QUARTER RESULTS

HOUSTON, TX – May 10, 2010 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the first quarter ended March 31, 2010.  Sterling has consolidated the results of operations of its latest acquisition, Utah-based Ralph L. Wadsworth Construction Company, LLC (“RLW”) since December 3, 2009, the effective date of the acquisition.

$ in millions (except per share data)	3 Months ended 3-31-10	Over (Under) 3-31-09	% Change
Revenues	$86.2	$(8.7)	(9.2)%
Gross profit	$8.2	$(3.6)	(30.2)%
Gross margin	9.6%	(2.9)%	(23.2)%
Operating income	$2.8	$(5.9)	(67.8)%
Net income attributable to common stockholders	$1.6	$(4.0)	(71.4)%
Diluted net income per share attributable to common stockholders *	$0.09	$(0.32)	(78.0%)
*Based on 16.5 million weighted-average diluted shares outstanding for the first quarter ended March 31, 2010, which include 2.76 million shares of common stock sold in mid-December 2009, and 13.7 million weighted-average diluted shares outstanding for the first quarter of 2009.

Commenting on the results,  Sterling’s President and Chief Operating Officer Joseph P. Harper, Sr., said, “As was the case through much of 2009 and thus far this year, the bidding climate and competition in our markets remains challenging and we have worked off backlog without fully replacing it.  The decline in consolidated revenues reflects the weakness in our Texas and Nevada markets, partially offset by the inclusion of revenues from our Utah operations acquired in December 2009.  The lower revenues in Texas and Nevada in the first quarter of 2010 were due to our reduction of the number of crews working as a result of the decrease in backlog and to wetter weather than in the first quarter of 2009.”

He continued, “Having worked down a portion of our $648 million year-end backlog and while only picking up $56 million of new contract awards, we closed the first quarter with backlog of $618 million.  Excluding our Utah operations, our backlog at March 31, 2010 was $318 million as compared to $344 million at December 31, 2009 and $385 million at March 31, 2009.”

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Sterling Construction News Release                                                                                                                                          Page 2
May 10, 2010

James H. Allen, Jr., Sterling’s CFO commented, “The declines in our first quarter 2010 gross profit and gross margin were due to less productivity on contracts-in-progress as a result of fewer crews and wetter weather; differences in the mix in the stage of completion and profitability of contracts during the period and unabsorbed equipment overhead.  Such unabsorbed overhead depressed gross profit by $1.0 million in the 2010 period.  Partially offsetting such overall decline was gross profit earned by our Utah operations.”

Mr. Allen continued, “The percentage decreases in our operating income and net income attributable to common stockholders from 2009 to 2010 were greater than the gross margin decrease primarily because of higher general and administrative expenses which increased by $2.3 million in the 2010 first quarter and were 6.3% of consolidated revenues in that quarter versus 3.4% in the first quarter of 2009.  The higher G&A for the 2010 period was primarily the result of the inclusion of G&A of our newly acquired Utah operations (1.7% of consolidated revenues) and an increase in compensation expense.  We have started to review the Company’s and our Utah operations’ G&A to reduce duplicative costs, but it is too soon after the acquisition to realize substantial savings from our review.  The increase in compensation expense in the first quarter of 2010 was due primarily to the hiring of talented project managers, who became available because of market conditions and are necessary to assure our future growth, and the reversal in the first quarter of 2009 of certain bonuses accrued at 2008 year-end that were not subsequently paid.  The reversal of such bonuses in the first quarter of 2009 reduced G&A expenses for that fiscal period as compared to 2010.  G&A expenses do not vary directly with the volume of work performed on contracts.”

Discussing recent infrastructure funding developments, Patrick T. Manning, the Company’s Chairman and Chief Executive Officer, added, “We are heartened that in mid-March, the federal HIRE Act was enacted which extended funding for highway and bridges through December 31, 2010 at SAFETEA-LU levels, transferred $19.5 billion into the highway trust fund and restored the $8.5 billion previously rescinded.  This extension should give the states more short-term visibility on federal funding; however, we, the states and our competitors still await a multi-year bill with adequate funding to enable state Departments of Transportation to proceed with large, two to four-year highway and bridge contracts.  We are, however, unable to predict when or on what terms the federal government might ultimately enact multi-year legislation similar to SAFETEA-LU.”

He continued, “Despite lower levels of transportation and water infrastructure capital expenditures and the protracted recession, we have remained financially strong and profitable due in part to keeping capital expenditures and costs in check.  Expenditures for the replacement of certain equipment and office and shop facilities totaled $1.6 million through the first quarter of 2010, on par with first quarter of 2009.  Since the third quarter of last year, we have cut our workforce in Texas and Nevada by more than 25%.  Nonetheless, based on our first quarter results and current backlog, combined with reduced bidding opportunities, intensified competition and lower margins on new projects, we continue to expect that our full-year 2010 profitability will be fall substantially below full-year 2009 profitability.”

Mr. Allen noted, “We closed the first quarter with working capital of approximately $107 million, including cash, cash equivalents and short-term investments of $96 million.  At March 31, 2010, we had total assets of $378 million and common stockholders’ equity of $233 million.  Having paid down approximately $10 million of outstanding borrowings in the first quarter, we have approximately $43 million of capacity available under our $75 million credit facility.  Our strong balance sheet and liquidity, expanded skills portfolio following our acquisition of the Utah operations and geographic diversity in regions exhibiting long-term population growth should enable us to resume top and bottom line growth as the economy and infrastructure funding recover.”
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Sterling Construction News Release                                                                                                                                          Page 3
May 10, 2010

Annual Stockholders’ Meeting
At the Company’s Annual Meeting of Stockholders held on Thursday, May 6th, stockholders re-elected three Class II directors:  Donald P. Fusilli, Jr., Maarten D. Hemsley and Kip L. Wadsworth.

Additionally, Richard O. Schaum, previously Executive Vice President, Product Development at DaimlerChrysler Corporation, was newly elected to the Sterling Board as a Class II director and Robert A. Eckels, previously County Judge of Harris County, Texas, and a partner with the law-firm of Fulbright & Jaworski, was elected to the Board as a Class I director.

Shareholders also ratified the appointment of Grant Thornton, LLP as the Company's independent registered public accounting firm for 2010.

Conference Call and Filings
Sterling’s management will hold a conference call to discuss first quarter results and recent corporate developments, at 11:00 am EDT/ 10:00 am CDT today, Monday, May 10, 2010.  The call will be hosted by Patrick Manning, Chairman and Chief Executive Officer, Joseph P. Harper, Sr., President and Chief Operating Officer, and James H. Allen, Jr., Senior Vice President and Chief Financial Officer.  Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, Nevada and Utah. Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

The Company will file its 2010 First Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission today, May 10, 2010.

Contact:
Sterling Construction Company, Inc.                                                            Investor Relations Counsel
James H. Allen, Jr., CFO                                                                                  The Equity Group Inc.
Joseph P. Harper, Sr., Pres.  & COO                            Linda Latman 212-836-9609
281-821-9091                                                                                                      Lena Cati  212-836-9611

(See Accompanying Tables)

Sterling Construction News Release                                                                                                                                          Page 4
May 10, 2010

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2010	2009
Revenues	$86,157	$94,866
Cost of revenues	77,908	83,055
Gross profit	8,249	11,811
General and administrative expenses	(5,464)	(3,214)
Other income	31	85
Operating income	2,816	8,682
Gain on sale of securities	417	2
Interest income	202	159
Interest expense	(297)	(58)
Income before income taxes and earnings attributable to the non-controlling interests	3,138	8,785
Income tax expense	(858)	(2,919)
Net income	2,280	5,866
Less: Net income attributable to the non-controlling interests in earnings of subsidiaries	(728)	(301)
Net income attributable to Sterling common stockholders	$1,552	$5,565

Net income per share attributable to Sterling common stockholders:
Basic	$0.10	$0.42
Diluted	$0.09	$0.41

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,087,808	13,188,266
Diluted	16,532,581	13,715,629

Sterling Construction News Release                                                                                                                                          Page 5
May 10, 2010

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$46,867	$54,406
Short-term investments	48,634	39,319
Contracts receivable, including retainage	72,954	80,283
Costs and estimated earnings in excess of billings on uncompleted contracts	5,654	5,973
Inventories	1,233	1,229
Deferred tax asset, net	161	127
Equity in construction joint ventures	2,671	2,341
Deposits and other current assets	5,875	5,510
Total current assets	184,049	189,188
Property and equipment, net	78,034	80,282
Goodwill	114,745	114,745
Other assets, net	1,583	1,526
Total assets	$378,411	$385,741
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,596	$32,619
Billings in excess of costs and estimated earnings on uncompleted contracts	33,380	31,132
Current maturities of long-term obligations	73	73
Income taxes payable	443	351
Other accrued expenses	10,161	11,135
Total current liabilities	76,653	75,310
Long-term liabilities:
Long-term debt, net of current maturities	30,391	40,409
Deferred tax liability, net	15,741	15,369
Total long-term liabilities	46,132	55,778

Commitments and contingencies

Non-controlling owners' interest in subsidiaries	23,084	23,887

Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares, none issued	--	--
Common stock, par value $0.01 per share; authorized 19,000,000 shares, 16,092,098 and 16,081,878 shares issued and outstanding	160	160
Additional paid-in capital	198,064	197,898
Retained earnings	34,318	32,708
Total Sterling common stockholders’ equity	232,542	230,766
Total liabilities and stockholders’ equity	$378,411	$385,741